EXHIBIT 5.1

[Morgan, Lewis & Bockius LLP Letterhead]

March 15, 2004

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Re:	Registration Statement on Form S-4 of Susquehanna Bancshares, Inc.

Ladies and Gentlemen:

We have acted as counsel to Susquehanna Bancshares, Inc., a Pennsylvania corporation (“Susquehanna”), in connection with the preparation and filing of the above captioned Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the United States Securities and Exchange Commission. The Registration Statement relates to the offering of up to 7,000,000 shares of common stock, par value $2.00 per share, of Susquehanna (the “Shares”), which Shares may be issued in connection with the merger (the “Merger”) of Susquehanna with Patriot Bank Corp., a Pennsylvania corporation, (“Patriot”), upon the terms and subject to the conditions of the Amended and Restated Agreement and Plan of Merger (“Merger Agreement”), dated as of March 15, 2004, between Susquehanna and Patriot, pursuant to which Patriot will merge with and into Susquehanna.

In connection with this opinion, we have examined the Registration Statement (including exhibits), and originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of Susquehanna and such other documents, records and instruments, as we have deemed necessary to render the opinion contained herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, and assuming (i) the requisite vote by Susquehanna shareholders is obtained regarding the approval and adoption of the Merger Agreement, (ii) the requisite vote by Patriot shareholders is obtained regarding the approval and adoption of the Merger Agreement, (iii) the receipt of requisite regulatory authority approvals, (iv) the proper filing of Articles of Merger with the Secretary of the Commonwealth of Pennsylvania and (v) the Shares are issued as described in the Registration Statement and in accordance with the terms and conditions of the Merger Agreement, including provisions relating to outstanding options of Patriot, we are of the opinion that the Shares being registered under the Registration Statement, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania, and we express no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to our firm under the caption “LEGAL MATTERS” in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP